Exhibit 99.1

Index

Consolidated Financial Statements, February 28, 2003:
Consolidated Balance Sheet	1
Consolidated Statement of Operations	2
Consolidated Statement of Cash Flows	3

RBX CORPORATION

CONSOLIDATED BALANCE SHEET

February 28, 2003

(in thousands)

Unaudited

ASSETS
Cash and cash equivalents	$599
Accounts receivable, less allowance for doubtful accounts of $1,835	22,395
Inventories	17,991
Prepaid and other current assets	1,672

Total current assets	42,657
Property, plant and equipment, net	53,979
Intangible assets	18,058
Other noncurrent assets	5,742

Total assets	$120,436

LIABILTIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$11,754
Accrued liabilities	5,744
Current portion of postretirement benefit obligation	3,498
Current portion of long-term debt	2,000

Total current liabilities	22,996
Long-term debt	49,430
Postretirement benefit obligation	22,412
Pension benefit obligation	18,434
Other liabilities	1,704

Total liabilities	114,976
Stockholders’ equity:
Common stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 issued and outstanding	1
Additional paid-in capital	15,160
Accumulated deficit	(7,804)
Other comprehensive loss	(1,897)

Total stockholders’ equity	5,460

Commitments and contingencies
Total liabilities and stockholders’ equity	$120,436

RBX CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For the two months ended February 28, 2003

(in thousands)

Unaudited

Net sales	$23,335
Cost of goods sold	19,909

Gross profit	3,426
Selling, general and administrative costs	2,993
Other (income) expense	247

Operating income	186
Interest expense	819

Loss before income taxes	(633)
Income tax expense	20

Net loss	(653)

RBX CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For the two months ended February 28, 2003

(in thousands)

Unaudited

OPERATING ACTIVITIES
Net loss	$(653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	600
Loss on disposal of equipment	247
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	274
Inventories	(1,615)
Prepaid and other current assets	28
Accounts payable	1,012
Accrued liabilities	(1,252)
Other liabilities	640
Liabilities subject to compromise	—

Net cash used in operating activities	(719)

INVESTING ACTIVITIES
Capital expenditures	(101)
Proceeds from disposals of property, plant and equipment	122
Increase in restricted cash	—

Net cash provided by investing activities	21

FINANCING ACTIVITIES
Proceeds from borrowings	24,964
Principal payments on long-term debt	(24,220)

Net cash provided by financing activities	744

Net increase in cash and cash equivalents	46
Cash and cash equivalents:
Beginning of period	553

End of period	$599

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